Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 4th QUARTER 2005 RESULTS
4TH Quarter Sales Increase 37%, EPS up 61% to $.29
Full Year Sales of $245 million, EPS Totals $1.01

Highlights for the Fourth Quarter and Fiscal Year 2005
•	Fourth quarter 2005 net sales grow 37% to $66.0 million as compared to fourth quarter 2004

•	Sales driven by strong demand for R-Series products, increased OEM undercarriage sales, dealer network expansion and increases in accessory sales

•	Realized price increases, continued benefits from volume increases and strategic investments in production equipment, and increased sales of higher-margin machines and accessories offset lower gross margins on Caterpillar parts, produce a gross margin of 24.8% for the quarter

•	EPS for fourth quarter of 2005 increases 61% to $.29 per share, as compared to fourth quarter 2004, including $.03 due to a one-time gain from sale of non-strategic product line and a lower effective tax rate for the fourth quarter of 2005

•	Full year sales up 52% to $245.1 million

•	Full year EPS up 58% to $1.01
Grand Rapids, MN (March 8, 2006) — ASV, Inc. (Nasdaq: ASVI) today reported results for its fourth quarter and fiscal year ended December 31, 2005. Net sales for the fourth quarter of 2005 increased 37% to $66.0 million, compared to $48.1 million for the same period in 2004. Assisted by a 246 basis point improvement in its gross profit percentage, the sale of a non-strategic product line and a lower effective tax rate, net earnings for the fourth quarter of 2005 grew 64% to $8.2 million, compared with net earnings of $5.0 million for the fourth quarter of 2004. Diluted earnings per share for the fourth quarter of 2005 increased 61% to $.29 compared with $.18 for the fourth quarter of 2004. The earnings per share in the fourth quarter of 2005 included approximately $.02 associated with the finalization of the new Domestic Production Activities Deduction regulations, and approximately $.01 from the sale of a non-strategic product line by ASV’s subsidiary Loegering Mfg., Inc.
For the 12 months ended December 31, 2005, net sales increased 52% to $245.1 million, compared to $160.9 million for 2004. Net earnings for the year were up 62% to $27.9 million compared to $17.2 million in 2004. Diluted earnings per share for 2005 were $1.01 compared to $.64 for 2004, reflecting a 58% year-over-year increase.
“ASV has delivered another strong quarter and impressive results for the full year,” said Chairman and CEO Gary Lemke. “With over 50% growth in both sales and earnings, our 2005 performance has outpaced the expanding rubber track loader market. We expect sales of our Posi-Track machines to continue to outpace the market in 2006.”
R-Series products generated fourth quarter sales of $32.0 million, up 83% from the fourth quarter of 2004. This increase was driven by continued strong order flow, growth in the sale of higher-priced machines and accessories and the expansion of the ASV dealer network.
ASV’s OEM undercarriage sales increased 25% for the fourth quarter of 2005, totaling $20.4 million, compared with $16.4 million for the fourth quarter of 2004.
Sales from ASV’s subsidiary, Loegering Mfg., Inc. (acquired in October 2004) totaled $5.7 million in the fourth quarter of 2005, compared with sales of $6.8 million for the fourth quarter of 2004. The decline in sales was due to the absence of sales from the snow blower attachment product line, which was sold in October of 2005 and a reduction in steel track sales as demand for the rubber track machines and the VTS product line continues to strengthen. Loegering sales outside of the snow blower and steel track product lines grew by 10% for the quarter. The VTS product line accounted for 65% of Loegering’s total net sales in the fourth quarter of 2005.
Sales of service parts and other items increased 6% in the fourth quarter of 2005 to $7.9 million compared with $7.4 million in the similar period last year. Driving this growth was a combination of an increase in unit sales offset by lower used equipment sales in the fourth quarter of 2005 and the implementation of new lower-margin Caterpillar parts pricing effective November 2005.
Selling, general and administrative expenses increased $1.2 million to $4.5 million for the fourth quarter of 2005, but as a percentage of sales remained flat at 6.8%. The increase in expense was due primarily to the higher mix of commissioned vs. non-commissioned sales in the fourth quarter of 2005. Research and development expenses declined by 27% in the fourth quarter of 2005 when compared with the same period in 2004 as ASV completed much of the development work associated with its new SR-Series machines and other new products expected to be launched in 2006.
Commenting on the Company’s guidance for 2006, Lemke stated, “Our earnings results were outstanding in 2005, even after adjustments for one-time events, and we are reaffirming our previously announced 2006 guidance. We continue to be optimistic about our performance in 2006. It is early in the year and, as has been our practice, we will review our projections for the remainder of the year once we have the first quarter completed.”
2006 Guidance Confirmed
•	Sales for 2006 anticipated to be in the range of $300 to $320 million.

•	Sales breakdown for 2006 is expected to be as follows:
•	ASV machines approximately 52% of total net sales

•	OEM undercarriages approximately 25% of total net sales

•	Parts approximately 14% of total net sales

•	Loegering products approximately 9% of total net sales
•	Before the effect of adopting SFAS 123(R) Accounting for Stock Based Compensation, diluted earnings per share is expected to be in the range of $1.14 to $1.23 per share, assuming 28 million diluted shares outstanding.

•	The anticipated EPS impact of adopting SFAS 123(R) for the expensing of stock options and other compensation expenses related to this change is anticipated to be $0.08 per share for 2006.
Question and Answer

Q1:	Given your results for the fourth quarter and full year, why hasn’t ASV raised guidance for 2006?

A:	Fourth quarter EPS included $.03 of one-time income. After adjusting for this effect the $1.01 EPS figure is reduced to $.98. Our EPS guidance for 2006 reflects an increase of 16% to 26% (before SFAS 123(R)-related costs) when compared to this adjusted 2005 EPS figure. It is early in the year, and the Company’s practice has been to consider any revisions to its guidance after the completion of the first quarter.

Q2:	Why did Loegering Mfg. Inc. pursue the sale of its snow blower attachment product line?

A:	The snow blower attachment product line was a non-strategic, low-margin product line that was not consistent with Loegering’s focus on its core traction products.

Q3:	How many dealers did ASV end the year with, and what is your targeted number of additions for 2006?

A:	ASV’s dealer network grew 20% in 2005, ending the year with 260 dealers. The company has discussed its intent to aggressively grow its dealer network in 2006 but does not plan to publish specific annual or quarterly targets. Its long term goal is to have approximately 1,000 dealers in the U.S.

Q4:	What is your current availability on machines?

A:	Depending on the model and configuration, our current machine availability ranges from 1 to 18 weeks.

Q5:	Have you seen much impact from the hurricane clean up efforts in the 4th quarter of 2005?

A:	While activity related to the hurricanes continued in the fourth quarter, the incremental impact to the Company’s sales have been below that experienced in the third quarter. We expect a moderate effect from hurricane clean up and rebuilding as activity moves forward in that region.

Q6:	Can you tell us when the SR-70 and SR-80 are expected to go into production?

A:	The SR-80 went into production in the month of February and is expected to begin shipping in March. The SR-70 is scheduled to begin production before the end of the second quarter.

Q7:	What is the expected timing of production for the Scout utility vehicle?

A:	The Scout utility vehicle is expected to begin production in the second half of 2006.

Q8:	Can you update us on the production status of the ASV undercarriages for the Vermeer trenchers and horizontal direction drill?

A:	ASV has begun production of its undercarriages for the Vermeer horizontal directional drill and two of the three models of Vermeer trencher machines.
Conference Call
ASV will conduct a live webcast at 9 a.m. Central time, Wednesday March 8th to discuss its results for the fourth quarter and full year 2005. The call will be broadcast over the Internet and can be accessed at either www.InvestorCalendar.com or ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through Thursday, March 9th, and can be accessed by dialing 877-660-6853 and entering account number 286 and conference 194046. The Internet replay will be available for 30 days and can be accessed at www.InvestorCalendar.com or www.asvi.com in the same manner as discussed above.
About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. provides traction products and attachments for the skid-steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: The statements set forth above regarding ASV’s future expected sales, sales mix, expense levels, the effects of adopting SFAS 123(R), earnings per share and anticipated start of production for new models are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, unanticipated problems or delays experienced by Vermeer relating to the manufacturing or marketing of the Vermeer machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV’s ability to realize the anticipated benefits from its relationship with Caterpillar, corporate developments at Vermeer and ASV’s ability to realize the anticipated benefits from its relationship with Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.
Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$65,990,545	$48,131,056	$245,081,676	$160,873,320
Cost of goods sold	49,619,514	37,372,998	184,798,696	124,473,593

Gross profit	16,371,031	10,758,058	60,282,980	36,399,727
Gross profit %	24.8%	22.4%	24.6%	22.6%
Operating expenses:
Selling, general and administrative	4,458,924	3,263,554	16,468,449	9,604,619
Research and development	399,769	545,429	1,720,751	1,106,762

Operating income	11,512,338	6,949,075	42,093,780	25,688,346
Other income (expense) Interest income	431,078	259,481	1,372,095	833,307
Interest expense	(22,247)	(39,539)	(108,473)	(124,223)
Other, net	338,503	24,042	390,751	27,719

Income before income taxes	12,259,672	7,193,059	43,748,153	26,425,149
Provision for income taxes	4,090,000	2,225,000	15,850,000	9,250,000

NET EARNINGS	$8,169,672	$4,968,059	$27,898,153	$17,175,149

Net earnings per common share — Diluted	$.29	$.18	$1.01	$.64

Diluted weighted average shares	27,848,502	27,455,100	27,725,241	26,825,000

     All share data presented have been adjusted to reflect ASV’s August 2005 2-for-1 stock split.
A.S.V., INC.
SALES BREAKDOWN

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
R-Series	48.5%	36.4%	46.3%	47.5%
OEM Undercarriages	30.9%	34.0%	30.5%	33.6%
Loegering	8.6%	14.2%	9.9%	4.2%
Parts and Other	12.0%	15.4%	13.3%	14.7%

TOTAL	100.0%	100.0%	100.0%	100.0%

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2005	2004
ASSETS

CURRENT ASSETS
Cash & short-term investments	$36,741,454	$37,000,629
Accounts receivable, net	43,793,209	36,431,774
Inventories	52,361,672	34,832,868
Deferred income taxes	3,545,000	1,835,000
Other current assets	1,082,602	1,062,096

Total current assets	137,523,937	111,162,367
LONG-TERM INVESTMENTS	7,995,029	5,912,747
LONG-TERM NOTE RECEIVABLE, less current portion	534,445	703,445
PROPERTY AND EQUIPMENT, net	20,907,333	11,108,132
INTANGIBLES, net	7,874,259	8,002,251
GOODWILL	8,385,827	8,385,827

Total assets	$183,220,830	$145,274,769

LIABILITIES & SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term liabilities	$70,665	$189,656
Accounts payable	15,498,464	11,452,026
Accrued liabilities — Warranties	5,076,570	3,078,382
Accrued liabilities — Other	2,194,998	1,416,140
Income taxes payable	854,750	533,995

Total current liabilities	23,695,447	16,670,199
LONG-TERM LIABILITIES, less current portion	138,180	1,873,768
DEFERRED INCOME TAXES	1,300,000	660,000
SHAREHOLDERS’ EQUITY	158,087,203	126,070,802

Total liabilities & shareholders’ equity	$183,220,830	$145,274,769